Registration No. 333-107675

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Community Shores Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	38-3423227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1030 W. Norton Avenue, Muskegon, Michigan 49441

(Address of Principal Executive Offices) (Zip Code)

Community Shores Bank Corporation 1998 Employee Stock Option Plan

(Full title of the plan)

Tracey A. Welsh

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, Michigan 49441

(Name and address of agent for service)

(231) 780-1800

(Telephone number, including area code, of agent for service)

Copies of Communications to:

Bradley J. Wyatt

Dickinson Wright PLLC

350 S. Main Street, Suite 300

Ann Arbor, Michigan 48104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Community Shores Bank Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-107675) filed and effective August 5, 2003 (the “2003 Registration Statement”).

The Registration Statement registered 150,000 shares of the Company’s common stock (the “Common Stock”) and an indeterminate number of additional shares, which were to be offered to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

Accordingly, the Company files this Post-Effective Amendment No. 1 to deregister the shares of Common Stock registered under the 2003 Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan on December 15, 2017.

Community Shores Bank Corporation

By:	/s/ Tracey A. Welsh
Tracey A. Welsh Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.